Exhibit 99.(13)(f)

DISTRIBUTION FEE ADDENDUM

to the

PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1 UNDER
THE INVESTMENT COMPANY ACT OF 1940

of

UBS PACE SELECT ADVISORS TRUST—CLASS C SHARES

This DISTRIBUTION FEE ADDENDUM to the Plan of Distribution Pursuant to Rule 12b-1 Under the Investment Company Act of 1940 (the “Plan”) of UBS PACE SELECT ADVISORS TRUST (the “Fund”), dated as of November 30, 2006, amends the Plan dated July 24, 2001 and amended as of April 3, 2006 for Class C shares of the Fund.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and offers separate series of shares of beneficial interest, which correspond to distinct portfolios; and

WHEREAS, the Fund has adopted the Plan as its plan of distribution pursuant to Rule 12b-1 under the 1940 Act for Class C shares of the Fund; and

WHEREAS, the Fund has entered into a Principal Underwriting Contract (“Contract”) with UBS Global Asset Management (US) Inc. (“Principal Underwriter”) pursuant to which Principal Underwriter has agreed to serve as principal underwriter of the Class C shares of each series of the Fund; and

WHEREAS, the Fund has established a new series of shares of beneficial interest, UBS PACE Real Estate Securities Investments (the “New Series”); and

WHEREAS, the Fund wishes to adopt the Plan with respect to the Class C shares of the New Series;

NOW THEREFORE, the Fund hereby adopts said Plan with respect to the Class C shares of the New Series. Pursuant to Section 1.B. of the Plan, UBS PACE Real Estate Securities Investments is hereby authorized to pay to Principal Underwriter, as compensation for the Principal Underwriter’s services as principal underwriter of the Series’ Class C shares, a distribution fee at the rate of 0.75%, on an annualized basis, of the average daily net assets of the Series’ Class C shares. Pursuant to Section 1.C of the Plan, the New Series is authorized to pay to Principal Underwriter, as compensation for the Principal Underwriter’s services as principal underwriter of the Series’ Class C shares, a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series’ Class C shares. All other terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Fund has executed this Distribution Fee Addendum as of the date and year set forth above.

Attest:		UBS PACE Select Advisors Trust

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name: Eric Sanders		Name: Keith A. Weller
Title: Vice President and Assistant Secretary		Title: Vice President and Assistant Secretary